UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date  of  Report  (Date  of  earliest  event  reported):     December  2,  2004

                                POWER2SHIP, INC.
                                ----------------
             (Exact name of registrant as specified in its charter)

         Nevada                     000-25753                   87-0449667
         ------                    ---------                  ------------
(State or Other jurisdiction      (Commission                 (IRS Employer
of incorporation)                 File Number)               Identification No.)


903 Clint Moore Road, Boca Raton, Florida                          33487
-----------------------------------------                         ------
(Address of executive offices)                                   (Zip Code)

Registrant's telephone number, including are code (561)998-7557
                                                  -------------

                                    Not Applicable
                              --------------------
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CRF 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the
Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01     Entry into a Material Definitive Agreement
Item 2.03     Creation of a Direct Financial Obligation of a Registrant

     On December 2, 2004, we entered into a Loan and Security Agreement with Mercantile Capital, L.P. to borrow up to $1,000,000 under a revolving credit line secured by a first priority lien on our accounts receivable and related assets and a subordinated lien on all the company's other assets. However, the amount we may borrow is limited to $250,000 until such time as we provide Mercantile with subordination agreements executed by our current secured debenture holders that collectively own at least 90% of the $3,747,000 principal amount of such debentures currently outstanding. Failure to obtain such subordination agreements by January 30, 2005 would constitute an event of default which, unless waived by Mercantile, would cause all amounts we owed to Mercantile to become immediately due and payable. The credit line permits us to borrow up to eighty percent (80%) of our eligible accounts receivable at a floating interest rate equal to the prime rate plus three percent (3%) plus a monthly collateral management fee equal to 0.9% of our average loan balance. The outstanding loan principal and accrued interest thereon will be due on the sooner of December 2, 2005, unless the credit line is renewed prior thereto for an additional year at the sole discretion of Mercantile, or upon the occurrence of an event of default that is not waived by Mercantile. The company paid total fees and expenses of approximately $29,000 to Mercantile and $25,000 to an introducing broker in connection with obtaining the credit facility.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        POWER2SHIP, INC.
                                        By: /s/ Richard Hersh
December 8, 2004                        Richard Hersh, CEO

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